EXHIBIT 2.1



                               February 18, 2000


TransFinancial Holdings, Inc.
8245 Nieman Road, Suite 100
Lenexa,  KS  66214
Attn:  Mr. Harold Hill

RE: Agreement and Plan of Merger dated October 19, 1999 (the "Agreement") between TransFinancial Holdings, Inc. ("TransFinancial") and COLA Acquisitions, Inc. ("COLA Acquisitions")

Dear Harold:

     COLA Acquisitions has received the attached letter from LaSalle Bank, N.A. ("LaSalle") in which LaSalle terminates its commitment to finance the proposed acquisition due to the operating results of TransFinancial. In light of this development and the corresponding inability to satisfy the closing condition contained in Article 7.2.4 of the Agreement, COLA Acquisitions believes it to be appropriate and in the best interests of all concerned that the Agreement be terminated by mutual consent pursuant to Article 8.1(a) thereof.

     If TransFinancial, acting through its Special Committee of Independent Directors, acknowledges the above and agrees to termination pursuant to Article 8.1(a), please sign a copy of this letter where indicated below.

                              Very truly yours,



                              COLA ACQUISITIONS, INC.



                              By:   /s/ Timothy P. O'Neil

                              Name:  Timothy P. O'Neil
                              Title:  President



Mr. Harold Hill
February 18, 2000
Page 2



ACKHOWLEDGED AND AGREED:

TRANSFINANCIAL HOLDINGS, INC.



By:   /s/ Harold Hill

Name:  Harold Hill
Title:  Chairman - Special Committee of Independent Directors
Date:  February 18, 2000



cc:  Mr. Kent E. Whittaker
     Mr. Jeffrey T. Haughey



                                                                   LASALLE BANKS


801 Grand Avenue, Suite 3150
Des Moines, Iowa 50309
(515) 698-8002
Fax: (515) 698-8017
Email: julie.harris@abnamro.com

Julie S. Harris
Vice President



          February 18, 2000






          Mr. Timothy P. O'Neil
          Cola Acquisitions, Inc.
          Transfinancial Holdings, Inc.
          8245 Nieman Road, Suite 100
          Lenexa, Kansas 66214



          Dear Tim:


          On November 23, 1999 LaSalle Bank provided a commitment for credit facilities to Cola Acquisitions, Inc., TransFinancial Holdings, Inc., Crouse Cartage Company and Specialized Transport, Inc.

          You have advised us of TransFinancial's condition as of December 31, 1999. Upon our review of the unaudited results for the fiscal year-end, we conclude that a material adverse change has occurred. Accordingly, we hereby terminate our commitment.



          Sincerely,


            /s/ Julie S. Harris

          Julie S. Harris




     Member of the ABN AMFIC Group